EXHIBIT 99.1

Remark Holdings Announces Fiscal Second Quarter 2021
Financial Results

Second Quarter 2021 Revenue Increased 75% to $4.0 Million Compared to Second Quarter 2020

LAS VEGAS, NV - August 23, 2021 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (“AI”) solutions and digital media properties, today announced financial results for its fiscal second quarter ended June 30, 2021.
Management Commentary

“Our second quarter was highlighted by a near doubling of revenue coming from the United States, driven by our AI data intelligence platform,” noted Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “Momentum from our Chinese operations continued despite periodic regional lockdowns associated with COVID-19 and a slowdown in business activities due to the 100th Anniversary of the CCP, growing quarterly revenue in 2021 by more than 40% compared with the same period of last year. In the first six months of 2021, we have almost achieved our full-year 2020 revenue, and we expect additional significant growth in the second half of the year.”
Second Quarter 2021 Business Highlights
•During the second quarter, Remark continued to build its data intelligence business using its AI Data Intelligence Platform. Based on initial success, the company is looking forward to the start of the fall sports season and to additional growth opportunities with other online sports gaming and iGaming businesses.
•China Mobile continues to implement Remark’s KanKan AI Platform and Smart Queueing System throughout their retail locations. Additionally, Remark is developing an Artificial Intelligence of Things project to intelligently manage in-store ambient environmental equipment.
•Remark is also preparing to bid on the second phase of China Mobile’s Smart Community business. The company would provide its AI solution to enforce COVID-19 protection rules for communities by enforcing health codes, conducting real-time temperature checks, ensuring mask wearing, allowing access only to residents or authorized persons, controlling vehicle access, and helping to protect the elderly and children.
•Remark’s Digital Marketing Platform (“DMP”) was deployed with Bank of China at their Guangzhou branch and China Construction Bank’s Yunnan branch during the second quarter, providing additional large opportunities across multiple banks and other retailers. The design phase for Lotus Supermarket’s DMP in the Changhe shopping center, Xi’an City, has been completed and is expected to be deployed later this year.
•During the second quarter, Smart Campus solutions were deployed across more than three dozen campuses bringing total installations to more than 300 campuses. Sales efforts and new partnerships are targeting continued expansion of the Smart Campus solution to several new provinces.
Fiscal Second Quarter 2021 Financial Results
•Revenue for the fiscal second quarter of 2021 totaled $4.0 million, up from $2.3 million during fiscal second quarter of 2020.
◦Revenue from the U.S. nearly doubled, and contributed $2.6 million compared to $1.3 million, as the company derived a substantial increase in revenue from an AI data intelligence project that ramped up during the quarter, and while additional revenue came from sales of thermal imaging equipment to a health care provider.
◦Revenue from China grew by $0.4 million to $1.4 million due to the execution of ongoing projects, including the continued roll out of bank branch conversions to smart branches, and the recognition of revenue from projects with school districts.
•Gross profit improved to $1.8 million in the second quarter of 2021 from $1.1 million in the second quarter of 2020, commensurate with increased revenue. The overall gross profit margin for the second quarter of 2021 was 43.9%.
•The company incurred an operating loss of $2.5 million in the second quarter of 2021 compared to an operating loss of $2.8 million in the comparable quarter of 2020. An increase in general and administrative expense of $0.6 million, when netted against $0.3 million of decreases in other operating expense categories, partially offset the improved gross profit, and were the primary reason for the operating loss.
•Net loss totaled $1.6 million, or $0.02 per diluted share in the second quarter ended June 30, 2021, compared to a net loss of $9.8 million, or $0.11 per diluted share in the second quarter ended June 30, 2020. The decrease in the company’s stock price between December 31, 2020 and June 30, 2021 led to a $1.3 million gain on the change in liability associated with certain outstanding warrants. In the second quarter of 2020, the company recorded a $6.3 million loss on the change in the fair value of warrant liability due to stock price changes during that period of the prior year.
•At June 30, 2021, the cash balance totaled $0.1 million, compared to a cash balance of $0.9 million at December 31, 2020. Proceeds of $4.8 million from a short-term debt issuance and $0.8 million from stock option exercises were offset by $6.3 million of cash used in operations.
“Finally, subsequent to June 30, 2021, Sharecare, Inc. completed its merger with Falcon Acquisition, providing us with initial liquidity of $2.3 million plus approximately 9.4 million shares of Sharecare, Inc. We anticipate that monetizing our position will fund our balance sheet while simultaneously supporting working capital needs to meet our growth goals and new initiatives,” concluded Mr. Tao. Sharecare, Inc. trades on The Nasdaq Stock Market (SHCR - $7.40).
Conference Call Information
Management will hold a conference call this afternoon at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the Company’s financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation.
The live conference may be accessed via telephone or online webcast.
Toll-Free Number: 888.394.8218
International Number: 323.701.0225
Conference ID: 3005370
Online Webcast: http://public.viavid.com/index.php?id=146197
Participants are advised to login for the live webcast 10 minutes prior to the scheduled start time. A replay of the call will be available after 7:30 p.m. Eastern time on the same day through August 28, 2021.
Toll-Free Replay Number: 844.512.2921
International Replay Number: 412.317.6671
Replay ID: 3005370

About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, public safety and workplace arenas. The company also owns and operates an e-commerce digital media property focused on a luxury beach lifestyle. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company's website at http://www.remarkholdings.com/.
Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.
Company Contacts
E. Brian Harvey
Senior Vice President of Capital Markets and Investor Relations
Remark Holdings, Inc.
ebharvey@remarkholdings.com
702.701.9514
Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626.623.2000
(+86) 13702108000

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Cash (includes VIE $60 and $278, respectively)	$122	$854
Trade accounts receivable, net (includes VIE $7,788 and $4,850, respectively)	8,045	5,027
Inventory, net (includes VIE $58 and $112, respectively)	1,925	874
Prepaid expense and other current assets (includes VIE $819 and $248, respectively)	1,436	2,043
Total current assets	11,528	8,798
Property and equipment, net (includes VIE $— and $43, respectively)	264	321
Operating lease assets (includes VIE $173 and $281, respectively)	330	492
Investment in unconsolidated affiliate	1,030	1,030
Other long-term assets (includes VIE $29 and $68, respectively)	581	670
Total assets	$13,733	$11,311
Liabilities and Stockholders’ Deficit
Accounts payable (includes VIE $5,631 and $3,655, respectively)	$11,112	$8,589
Accrued expense and other current liabilities (includes VIE $3,386 and $3,782, respectively)	7,539	6,660
Contract liability (includes VIE $187 and $147, respectively)	590	310
Notes payable, net of unamortized discount and debt issuance cost	6,167	1,500
Total current liabilities	25,408	17,059
Loans payable	1,425	1,425
Operating lease liabilities, long-term (includes VIE $26 and $79, respectively)	98	194
Warrant liability	2,013	1,725
Total liabilities	28,944	20,403

Commitments and contingencies

Preferred stock, $0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 99,918,941 and 99,505,041 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	100	100
Additional paid-in-capital	352,394	351,546
Accumulated other comprehensive income	(171)	(226)
Accumulated deficit	(367,534)	(360,512)
Total stockholders’ deficit	(15,211)	(9,092)
Total liabilities and stockholders’ deficit	$13,733	$11,311

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$4,016	$2,299	$8,422	$2,730
Cost and expense
Cost of revenue (excluding depreciation and amortization)	2,252	1,210	5,004	1,231
Sales and marketing	398	486	1,399	902
Technology and development	1,305	1,477	2,855	2,125
General and administrative	2,482	1,898	5,179	4,638
Depreciation and amortization	49	66	115	156
Total cost and expense	6,486	5,137	14,552	9,052
Operating loss	(2,470)	(2,838)	(6,130)	(6,322)
Other income (expense)
Interest expense	(380)	(775)	(615)	(1,236)
Other income, net	6	57	7	57
Change in fair value of warrant liability	1,322	(6,260)	(288)	(6,203)
Gain on lease termination	—	—	—	1,538
Other income (loss), net	(30)	—	13	(73)
Total other income (expense), net	918	(6,978)	(883)	(5,917)
Loss from operations	$(1,552)	$(9,816)	$(7,013)	$(12,239)
Provision for income taxes	(9)	—	(9)	—
Net loss	$(1,561)	$(9,816)	$(7,022)	$(12,239)
Other comprehensive loss
Foreign currency translation adjustments	13	156	55	338
Comprehensive loss	$(1,548)	$(9,660)	$(6,967)	$(11,901)

Weighted-average shares outstanding, basic and diluted	99,917	89,264	99,838	71,527

Net loss per share, basic and diluted	$(0.02)	$(0.11)	$(0.07)	$(0.17)